Exhibit 11
                                          Akorn, Inc.

                                 COMPUTATION OF NET INCOME PER SHARE
                                 (In Thousands, Except Per Share Data)


                                              Three Months Ended September 30,
                                                   1995             1994
                                              _______________ _______________
         Earnings
           Income applicable to
            common stock                         $      461      $      786
                                              ===============  ==============
         Shares
           Weighted average number of shares
            outstanding                              14,910          14,802
           Additional shares assuming
            conversion of options and warrants          350             484
                                              _______________   _____________

           Pro forma shares                          15,260          15,286
                                              ===============   ==============
         Net income per share                    $      .03      $      .05
                                              ===============   ==============